Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-46629) pertaining to the Employee Stock Plan of Granite Broadcasting Corporation of our report dated February 20, 2004, with respect to the consolidated financial statements and schedule of Granite Broadcasting Corporation included in the Form 10K for the year ended December 31, 2003.

Ernst & Young, LLP

New York, New York
March 26, 2004